 Prospectus Supplement No. 1

Filed Pursuant to Rule 424(b)(3)

Filed February 27, 2012

Registration Statement No. 333-177076

PROSPECTUS SUPPLEMENT NO. 1

ARDENT MINES LIMITED

This Prospectus Supplement No. 1 to the Prospectus declared effective by the Commission on January 6, 2012 is being filed to disclose the following matters regarding Ardent Mines Limited (the “Company”):

As of the date of this Prospectus Supplement, to the knowledge of the Company no shares registered on the registration statement declared effective January 6, 2012 have been sold or traded.

The Company also files herewith the following materials which the Company has filed with the Commission since the filing of the Prospectus on January 6, 2012:

1.	The Company’s Report on Form 8-K, filed with the Commission on January 6, 2012.
2.	The Company’s Report on Form 8-K, filed with the Commission on January 13, 2012.
3.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011, filed with the Commission on February 21, 2012.

The first date on which this Prospectus Supplement will be used is February 27, 2012.

The date of this Prospectus Supplement No. 1 is February 27, 2012.

TABLE OF CONTENTS

Report on Form 8-K, filed with the Commission on January 6, 2012
Report on Form 8-K, filed with the Commission on January 13, 2012
Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2011, filed with the Commission on February 21, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JANUARY 5, 2012

ARDENT MINES LIMITED

(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor

New York, NY 10005

(Address of principal executive offices)

778-892-9490

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Luis Feliu as Chief Financial Officer

On January 5, 2012, Luis Feliu, the Chief Financial Officer of Ardent Mines Limited (the “Company”) resigned from his position as an officer of the Company.  The Company expects to appoint a new Chief Financial Officer during the foreseeable future.

#         #        #

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED By: /s/ Urmas Turu
Name: Urmas Turu Title: Interim Chief Executive Officer

Date: January 5, 2012

3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – JANUARY 12, 2012

ARDENT MINES LIMITED

(Exact name of Registrant as specified in its charter)

NEVADA	000-50994	88-0471870
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor

New York, NY 10005

(Address of principal executive offices)

778-892-9490

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of James Ladner as Member of the Board of Directors

On January 12, 2012, Mr. James Ladner resigned from the Board of Directors of Ardent Mines Limited (the “Company”).  Mr. Ladner has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

#         #        #

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ARDENT MINES LIMITED By: /s/ Urmas Turu
Name: Urmas Turu Title: Interim Chief Executive Officer

Date: January 13, 2012

3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10-Q

☒	Quarterly Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the quarterly period ended: December 31, 2011

	Transition Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

For the transition period from ________ to _________

Commission File Number: 000-50423

ARDENT MINES LIMITED

(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0471870
(State or Other Jurisdiction of	(IRS Employer Identification
Incorporation or Organization)	Number)

100 Wall Street, 21st Floor

New York, New York 10005

  (Address of principal executive offices)

(778) 892-9490

(Registrant's telephone number, including area code)

N/A

(Former Name, Former Address and Former Fiscal Year,

If Changed Since Last Report)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒   No 

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒   No 

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer		Accelerated Filer	
Accelerated Filer		Smaller Reporting Company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes    No ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: The Issuer had 16,623,391 shares of Common Stock, par value $0.00001, outstanding as of February 20, 2012.

ARDENT MINES LIMITED

FORM 10-Q

December 31, 2011

INDEX

PART I-- FINANCIAL INFORMATION

Item 1.	Financial Statements (unaudited)
Item 2.	Management’s Discussion and Analysis of Financial Condition
Item 3	Quantitative and Qualitative Disclosures About Market Risk
Item 4.	Control and Procedures

PART II-- OTHER INFORMATION

SIGNATURE

ITEM 1.                FINANCIAL STATEMENTS

Ardent Mines Limited
(An Exploration Stage Company)

December 31, 2011

ARDENT MINES LIMITED
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2011	June 30, 2011
ASSETS
Current Assets
Cash	$9,932	$885,978
Prepaid expenses	24,792	-
Total Current Assets	34,724	885,978

Property and equipment, net of accumulated depreciation	6,722	3,641
Mining rights	857,756	250,000

TOTAL ASSETS	$899,202	$1,139,619

LIABILITIES AND STOCKHOLDERS’EQUITY (DEFICIT)
Current Liabilities
Accounts payable	$324,755	$108,904
Accrued liabilities	230,533	94,941
Convertible notes payable	750,000	750,000
Related party advances	8,081	-
Derivative liability	36,475	-
Total Current Liabilities	1,349,844	953,845

TOTAL LIABILITIES	1,349,844	953,845

Stockholders’ Equity (Deficit)
Preferred Stock, $0.00001 par value, 100,000,000 shares authorized, none issued and outstanding	-	-
Common Stock, $0.00001 par value, 100,000,000 shares authorized 16,623,391 and 16,013,650 issue and outstanding, respectively	167	160
Additional paid-in capital	10,407,769	6,792,917
Deficit accumulated during the exploration stage	(11,004,181)	(6,607,303)
Accumulated other comprehensive income	145,603	-
Total Stockholders’ Equity (Deficit)	(450,642)	185,774

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$899,202	$1,139,619

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ARDENT MINES LIMITED (An Exploration Stage Company) CONSOLIDATED STATEMENTS OF EXPENSES (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,		July 27, 2000 (Inception) Through December 31, 2011
	2011	2010	2011	2010
Operating expenses:
Consulting fees	$21,866	$1,500	$80,104	$6,500	$3,006,775
Director compensation	1,438,090	22,500	2,721,685	22,500	4,739,960
Executive compensation	808,000	79,000	908,200	198,500	1,282,200
Investment banking services	120,000	200,000	120,000	200,000	378,560
Other general and administrative	150,606	15,175	428,653	15,739	523,483
Legal and accounting	227,221	54,985	460,398	93,492	1,077,045
Marketing	5,068	-	5,068	-	91,148
Mining exploration	-	-	-	10,000	24,588
Travel	69,757	37,778	234,640	58,627	454,109
Total operating expenses	2,840,608	410,938	4,958,748	605,358	11,577,868

Other income (expenses)
Interest expense	(14,332)	(3,438)	(28,395)	(3,438)	(54,626)
Other income	644	-	644	-	875
Interest income	54	-	267	-	370
Gain on derivatives	532,912	-	589,354	-	589,354
Debt forgiveness	-	-	-	-	37,714
Total other income (expense)	519,278	(3,438)	561,870	(3,438)	573,687

NET LOSS	$(2,321,330)	$(414,376)	(4,396,878)	(608,796)	$(11,004,181)

Other comprehensive income:
Gain (loss) on foreign currency translation	(7,889)	-	145,603	-	145,603

Comprehensive loss	$(2,329,219)	$-	(4,251,275)	(608,796)	$(10,858,578)

Net loss per share – basic and diluted	$(0.14)	$(0.03)	(0.27)	(0.04)

Weighted average shares outstanding - basic and diluted	16,421,761	14,957,650	16,258,643	14,957,650

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ARDENT MINES LIMITED
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended December 31,		Inception (July 27, 2000) Through December 31, 2011
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,396,878)	$(608,796)	$(11,004,181)
Adjustments to reconcile net loss to
cash used in operating activities:
Debt forgiveness	-	-	(37,714)
Gain on derivative liabilities	(589,354)	-	(589,354)
Options expense	2,639,185	-	4,636,915
Imputed interest on related party payable	-	-	1,290
Stock issued for services	700,000	84,500	3,275,000
Change in:
Prepaid expenses	(24,792)	-	(24,792)
Accounts payable accrued liabilities	351,443	267,429	576,873
NET CASH USED IN OPERATING ACTIVITIES	(1,320,396)	(256,867)	(3,165,963)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash paid for acquisition of property and equipment	(3,081)	-	(6,722)
Cash paid for acquisition of mining rights	(607,756)	-	(857,756)
NET CASH USED IN INVESTING ACTIVITIES	(610,837)	-	(864,478)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock, net of issuance costs	901,503	-	3,120,560
Advances from related party	8,081	5,064	24,210
Proceeds from notes payable	-	250,000	750,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	909,584	255,064	3,894,770

EFFECTS OF FOREIGN EXCHANGE ON CASH	145,603	-	145,603

NET CHANGE IN CASH	(876,046)	(1,803)	9,932
CASH AT BEGINNING OF PERIOD	885,978	4,736	-
CASH AT END OF PERIOD	$9,932	$2,933	$9,932

Supplemental Disclosures:
Interest paid	$-	$-	$-
Income tax paid	-	-	-

Noncash Investing and Financing Activities:
Derivative liabilities	$625,829	$-	$625,829

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ARDENT MINES LIMITED

(An Exploration Stage Company)

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Ardent Mines Limited (“Ardent Mines”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto contained in Ardent Mines' Annual Report filed with the SEC on Form 10−K for the fiscal year ended June 30, 2011. In the opinion of management, all adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for the fiscal year ended June 30, 2011 as reported in the Form 10−K have been omitted.

NOTE 2 - GOING CONCERN

Ardent Mines has incurred net losses since inception and has a negative working capital at December 31, 2011. The ability of Ardent Mines to emerge from the exploration stage with respect to any planned principal business activity is dependent upon its successful efforts to raise additional equity financing and/or attain profitable mining operations. Management has plans to seek additional capital through a private placement and public offering of its common stock. There is no guarantee that Ardent Mines will be able to complete any of the above objectives. These factors raise substantial doubt regarding the Ardent Mines' ability to continue as a going concern.

NOTE 3 – ACQUISITION OF MINING RIGHTS

On May 4, 2011, Ardent Mines acquired Gold Hills Mining Ltda. which owns certain mining rights in Brazil. The aggregate purchase price paid was $400,000 which was recorded as capitalized mining rights in the balance sheet as of December 31, 2011. $250,000 of this purchase price was paid prior to June 30, 2011 and the remaining $150,000 was paid during the six months ended December 31, 2011.

Under the terms of the acquisition, additional amounts will be paid pursuant to the results of reserves testing performed on the mining properties. Should the reserves testing confirm the existence of gold, silver and byproduct reserves of less than 300,000 equivalent gold ounces; Ardent Mines will not be required to make an additional payment. Should the reserves testing confirm the existence of gold, silver and byproduct reserves between 300,000 and 499,999 equivalent gold ounces; Ardent Mines will be required to pay an additional $400,000 payable within 30 days after completion of a pre-feasibility study. Should the reserves testing confirm the existence of gold, silver and byproduct reserves in excess of 499,999 equivalent gold ounces; Ardent Mines will be required to pay an additional $1,000,000, payable within 30 days after completion of a pre-feasibility study, and $2.00 per additional ounce in excess of 500,000 equivalent gold ounces.

In addition to the amounts to be paid based upon the reserves testing, Ardent Mines will also be required to pay an additional $700,000 within 30 days from the date that Ardent Mines obtains an environmental installation license. Once Ardent Mines begins extracting gold, silver or byproduct from the properties, Ardent Mines will be required to pay a monthly royalty equal to 2% of the net income from the sale of the mineral product. Ardent Mines will also be required to invest at least $3,500,000 in Gold Hills Mining Ltda. upon the development of an extensive extraction program.

On October 18, 2011, Ardent Mines closed on its acquisition of the mineral rights in a highly mineralized area of 9,000 acres located in the Carajas Mineral Province of Brazil with an option exercise payment of $350,000 made to the Cooperativa dos Produtores de Minerios de Curionópolis (“COOPEMIC”). During the six months ended December 31, 2011, aggregate payments (including the option exercise payment) of $457,756 were made towards this acquisition. The payments are classified on the balance sheet as mining rights as of December 31, 2011.

In addition to the option exercise payment made to COOPEMIC, Ardent Mines has undertaken certain exploration commitments to COOPEMIC. Ardent Mines has also agreed to make subsequent payments to COOPEMIC on the basis of the exploration report and the extent of the extraction of gold, silver, copper and their respective by-products. If Ardent Mines determines it is advisable to continue exploration, Ardent Mines shall pay to COOPEMIC $250,000 after six months of exploration and an additional $150,000 after twelve months of exploration. If Ardent Mines’ exploration activities confirm the existence of gold, silver or cooper and their respective by-products in excess of 400,000 gold equivalent ounces, Ardent Mines shall pay to COOPEMIC 30% of $24 per gold equivalent ounce contained in the mineral reserves in three tranches: (i) one-third shall be paid when the Brazilian National Department of Mineral Production shall approve the final mineral exploration report; (ii) one-third shall be paid upon commencement of the extraction of gold, silver, copper and their respective by-products, contained in the areas covered by the mining rights; and (iii) one-third shall be paid within six months from the date of commencement of the extraction of gold, silver and copper and their respective by-products, contained in the areas covered by the mining rights.

NOTE 4 – ADVANCES FROM RELATED PARTY

During the six months ended December 31, 2011, Ardent received advances of $8,081 from Luciano de Freitas Borges one of the Company’s directors.  The advances are unsecured, bear no interest and are due on demand.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

During the year ended June 30, 2011, the Company borrowed a total of $750,000 from CRG Finance AG at a rate of 7.5% per annum. This unsecured loan, plus any interest accumulated, is due upon demand beginning October 18, 2011. On October 18, 2011, the loan becomes convertible into common stock at the holder’s option at $3.68 per share. Ardent Mines evaluated the conversion option under FASB ASC 815-15 and determined the conversion option does not qualify as a derivative. Ardent Mines then evaluated the conversion option under FASB ASC 470-20 for a beneficial conversion feature and determined that the conversion option does not contain a beneficial conversion feature. As of December 31, 2011, the unpaid principal on this note totaled $750,000.

NOTE 6 – DERIVATIVES

As of December 31, 2011, Ardent Mines has an aggregate of 277,923 outstanding warrants containing exercise price reset provisions which requires derivative treatment under FASB ASC 815-15. The warrants were originally issued on September 7, 2011.

The fair value of these liabilities as of September 7, 2011 and December 31, 2011 totaled $625,829 and $36,475, respectively and was calculated using a lattice model. The net change in the fair value of these derivative liabilities during the six months ended December 31, 2011 was $589,354.

Fair Value Measurement

Ardent Mine’s values its derivative instruments under FASB ASC 820 which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

As defined in ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Ardent utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. Ardent classifies fair value balances based on the observability of those inputs. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 – Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. Ardent Mine’s uses Level 3 to value its derivative instruments.

The following table sets forth by level with the fair value hierarchy the Company’s financial assets and liabilities measured at fair value on December 31, 2011.

	Level 1	Level 2	Level 3	Total
Assets
None	$ -	$ -	$ -	$ -

Liabilities
Derivative warrants	$ -	$ -	$ 36,475	$ 36,475

The following table provides a summary of the changes in fair value, including net transfers in and/or out, of the derivative financial instruments measured at fair value on a recurring basis using significant unobservable inputs:

Warrants
Fair value at June 30, 2011	$ -
Fair value of warrants issued	625,829
Change in fair value of derivative liabilities	(589,354)
Fair value at December 31, 2011	$ 36,475

NOTE 7 – STOCKHOLDERS’ EQUITY

Common Stock

A chronological history of Ardent Mines' stock transactions is as follows:

July 27, 2000 - Ardent Mines incorporated in Nevada. Ardent Mines is authorized to issue 100,000,000 shares of its $0.00001 par value common stock.

August 1, 2000 - Ardent Mines issued 5,000,000 shares of common stock to each of Ardent Mines' President and Secretary and Treasurer for services rendered. This is accounted for as compensation expense of $273,048 and advances and reimbursement expense of $1,952.

During the year ended June 30, 2004, Ardent Mines sold 1,014,450 shares of common stock at $0.10 per share for cash proceeds of $101,445.

During the year ended June 30, 2008, Ardent Mines sold 8,243,200 shares of common stock for cash proceeds of $82,432.

On May 11, 2010, Ardent Mines sold 700,000 common shares at $0.01 per share or $7,000.

During the year ended June 30, 2011, Ardent Mines issued 500,000 shares for services pursuant to an introduction agreement valued at $2,300,000.

During the year ended June 30, 2011, Ardent Mines sold an aggregate of 556,000 common shares for cash proceeds of $2,028,180, net of cash commissions paid of $112,420.

On April 27, 2011, Darby Investments Services Inc. purchased 156,000 common shares pursuant to Regulation S at a purchase price of $3.85 per share or $600,600 total. In addition to the cash commissions, Ardent Mines also granted 41,600 common stock warrants as additional commissions. The warrants have a fair value of $142,375 (see Warrants  section below).

During the six months ended December 31, 2011, Ardent Mines sold an aggregate of 259,741 common shares and 259,741 common stock warrants for aggregate cash proceed of $901,503, net of stock issuance costs of $98,500. In addition to the cash commissions, Ardent Mines also granted 18,182 common stock warrants as additional commissions. The commission warrants have a fair value of $40,945. See Warrants  section below for details of the warrants.

During November 2011, Ardent Mines issued 350,000 common shares to its former President, Leonardo Riera, pursuant to a separation agreement. The shares were valued at $700,000 and expensed during the six months ended December 31, 2011.

Common Stock Options

On February 4, 2011, the Company granted Leonardo Riera options to purchase 50,000 common shares at $0.01 per share which options vest immediately and have a term of 5 years. The options were granted in lieu of the 50,000 shares he was entitled to receive pursuant to his employment agreement dated September 27, 2010. The 50,000 common shares he was originally granted were fair valued and expensed at $84,500 during September 2010. On the date of the modification of the award, the fair value of the options granted was determined to be $229,066 and the fair value of the shares originally granted was determined to be $229,500. The fair value of the modified award on February 4, 2011 decreased; accordingly, there was no additional expense recorded. The fair value of the options was determined using the Black-Scholes Option Pricing Model. The significant assumptions used in the model include (1) discount rate of 1.25%, (2) expected life of 2.5 years (3) expected volatility of 169.52% and (4) zero expected dividends.

On May 12, 2011, the Company granted its Board members an aggregate of 1,300,000 stock options exercisable at $0.01 per share. The options vest 25% upon grant and an additional 25% vests each six months from the date of the grant. The fair value of the options was determined to be $5,368,121 using the Black-Scholes Option Pricing Model. The significant assumptions used in the model include (1) discount rate of 0.98%, (2) expected terms between 2.5 and 3.25 years (3) expected volatilities between 165.66% and 198.46% and (4) zero expected dividends. The fair value is being expensed over the vesting period of the options. During the six months ended December 31, 2011, $2,639,185 was expensed. A total of $764,724 will be expensed over the remaining vesting period.

On November 22, 2011, Leonardo Riera, the Company’s Chief Executive Officer resigned. In accordance with his separation agreement, all of his unvested options became vested on that date and now expire on February 22, 2012. As a result of the accelerated vesting, a total of $509,816 of additional option expense was recorded during the six months ended December 31, 2011. This amount is included in the total options expense of $2,639,185.

On January 5, 2012, Luis Feliu, the Company’s Chief Financial Officer resigned. As a result of his resignation, he forfeited 25,000 unvested options and his 25,000 vested options expire on April 5, 2012.

During the six months ended December 31, 2011, there were no common stock options granted.

A summary of option activity for the six months ended December 31, 2011 is reflected below:

	Options	Weighted- Average Exercise Price
Outstanding at June 30, 2011	1,350,000	$4.57
Granted	-	-
Canceled	-	-
Forfeited	-	-
Outstanding at December 31, 2011	1,350,000	$4.57
Exercisable at December 31, 2011	950,000	$4.50

At December 31, 2011, the range of exercise prices and the weighted average remaining contractual life of the options outstanding were $0.01 to $4.75 and 2.5 years, respectively. The intrinsic value of the exercisable options outstanding at December 31, 2011 was $5,000.

Common Stock Warrants

On May 30, 2011, the Company granted 41,600 common stock warrants as a commission for the sale of common stock. The warrants are exercisable at $3.85 per share, vest immediately and have a term of 1 year. The fair value of the warrants was determined to be $142,375 using the Black-Scholes Option Pricing Model. The significant assumptions used in the model include (1) discount rate of 0.18%, (2) expected term of 1 year (3) expected volatility of 148.57% and (4) zero expected dividends. The fair value was recorded against additional paid-in capital as stock issuance costs.

On September 7, 2011, the Company sold 259,741 common stock warrants for cash (see Common Stock section above) and issued 18,182 common stock warrants for commissions on the sale. The warrants are exercisable at $4.15 per share, vest immediately and expire on September 7, 2016. The aggregate fair value of these warrants was determined to be $625,829 using a lattice model (see Note 6). The warrants were accounted for as derivative liabilities.

A summary of warrant activity for the year ended December 31, 2011 is reflected below:

	Warrants	Weighted- Average Exercise Price
Outstanding at June 30, 2011	51,600	$3.85
Granted	277,923	4.15
Canceled	-	-
Forfeited	-	-
Outstanding at December 31, 2011	329,523	$4.10
Exercisable at December 31, 2011	329,523	$4.10

At December 31, 2011, the range of exercise prices and the weighted average remaining contractual life of the warrants outstanding were $3.85 to $4.15 and 4.02 years, respectively. The intrinsic value of the warrants exercisable at December 31, 2011 was $0.

NOTE 8 – SUBSEQUENT EVENTS

On January 18, 2012, the Company borrowed an additional $50,000 from CRG Finance AG. The loan is unsecured, bears interest at 7.5% per annum and matures January 18, 2013. The loan is convertible into common stock of the Company at a rate equal to 80% of the closing price of the Company’s common stock on the date immediately preceding the date of conversion request by the lender.

ITEM 2.                MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Quarterly Report on Form 10-Q (this “Report”). This Report contains certain forward-looking statements and the Company's future operating results could differ materially from those discussed herein. Certain statements contained in this Report, including, without limitation, statements containing the words “believes”, “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as the Company intends to issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, the Company is ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments, except as required by the Exchange Act.

Unless otherwise provided in this Report, references to the “Company,” the “Registrant,” the “Issuer,” “we,” “us,” and “our” refer to Ardent Mines Limited.

Corporate Information

We were incorporated in the State of Nevada on July 27, 2000. We are presently engaged in the acquisition and exploration of mining properties.  Our address is 100 Wall Street, 21st Floor, New York, NY 10005. Our telephone number is (778) 892-9490.

Background

In August 2000, we acquired the right to prospect one mineral property containing eight mining claims located on Copperkettle Creek in British Columbia, Canada.  We have allowed these claims to lapse.  From August 26, 2006 to September 11, 2006, we did not conduct any operations.  During that period, we intended to identify an acquisition or merger candidate with ongoing operations in any field.  However in September 2006 we decided to acquire the right to explore a new property in British Columbia and returned to the business of mineral exploration. On April 30, 2009, we decided not to renew certain claims, and later determined not to pursue its remaining claim in Canada.   We subsequently determined to pursue other mining development opportunities.

The Company’s Current Business Operations

Our most significant achievements to date has been our acquisitions of Gold Hills Mining Ltda. and mining rights in Para, Brazil, in each case as described below.

Gold Hills Mining Ltda.

In January of 2011, we entered into a term sheet to acquire Gold Hills Mining Ltda. (“Gold Hills”), a Brazilian corporation which possesses rights for mineral extraction on properties located in Northeastern Brazil.  After the completion of due diligence, on May 4, 2011, we acquired Gold Hills pursuant to a Purchase Agreement (the “Purchase Agreement”) by and between the Company, Gold Hills and the two shareholders of Gold Hills (such shareholders are referred to herein as the “Sellers”).  Pursuant to the Purchase Agreement, the Sellers have sold us One Hundred Percent (100%) of all the issued and outstanding equity interests (the “Shares”) of Gold Hills.  The Company has agreed to explore the Gold Hills property, and, if certain gold reserves are established, to make investments and pay additional sums to the Sellers, as set forth in the Purchase Agreement.

Closing of Acquisition of Mineral Rights in Brazil’s Carajás Mining District in the State of Para, Brazil

The Company announced on October 24, 2011 that Gold Hills Mining Ltda., its wholly owned Brazilian subsidiary, has, effective October 18, 2011, closed on its acquisition of the mineral rights in a highly mineralized area of 9,000 Hectares located in the Carajas Mineral Province, State of Para, with an option exercise payment of $350,000 plus additional payments totaling $107,756 made to the Cooperativa dos Produtores de Minerios de Curionópolis (“COOPEMIC”). The Company refers to this property as Serra do Sereno, or Misty Hills.

The Serra dos Carajás Mineral Province is a distinct geologic dominium, well known worldwide for hosting Brazil’s largest iron, copper and gold deposits. The Company plans to begin the initial exploration campaign at Misty Hills as soon as financing for the project can be obtained. The Company has agreed, under the Option Agreement, to expend a minimum of $5,000,000 in the exploration of the applicable mining rights area. The Company expects that the initial campaign will cost between $5,000,000 and $10,000,000.

In addition to the option exercise payment made to COOPEMIC, the Company has undertaken certain exploration commitments to COOPEMIC. The Company has also agreed to make subsequent payments to COOPEMIC on the basis of the exploration report and the extent of the extraction of gold, silver, copper and their respective by-products. If the Company determines it is advisable to continue exploration, the Company shall pay to COOPEMIC $250,000 after six months of exploration and an additional $150,000 after twelve months of exploration.  If the Company’s exploration activities confirm the existence of gold, silver or cooper and their respective by-products in excess of 400,000 gold equivalent ounces, certified under the standard NI-43101, as established by the Canadian Securities Administration as “measured resources,” the Company shall pay to COOPEMIC, at the end of such initial exploration, 30% of $24 per gold equivalent ounce contained in the mineral reserves in three tranches: (i) one-third shall be paid when the Brazilian National Department of Mineral Production shall approve the final mineral exploration report; (ii) one-third shall be paid upon commencement of the extraction of gold, silver, copper and their respective by-products, contained in the areas covered by the mining rights; and (iii) one-third shall be paid within six months from the date of commencement of the extraction of gold, silver and copper and their respective by-products, contained in the areas covered by the mining rights.

Plan of Operation

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations.

To become profitable and competitive, we have to conduct exploration on the property and find mineralized material.  We will be seeking equity financing to provide for the capital required to implement our research and exploration phases.

Results of Operations

Revenues

For the Three Month Period Ended December 31, 2011 and December 31, 2010

From the Company’s inception through December 31, 2011, we did not earn any revenues and incurred a net loss of $11,004,181. During the three month period ended December 31, 2011, we incurred a net loss of $2,321,330, as compared to the three month period ended December 31, 2010, in which we incurred a net loss of $414,376.

For the Six Month Period Ended December 31, 2011 and December 31, 2010

From the Company’s inception through December 31, 2011, we did not earn any revenues and incurred a net loss of $11,004,181. During the six month period ended December 31, 2011, we incurred a net loss of $4,396,878, as compared to the six month period ended December 31, 2010, in which we incurred a net loss of $608,796.

Expenses

For the Three Month Period Ended December 31, 2011 and December 31, 2010

During the three months ended December 31, 2011 we incurred total operating expenses of $2,840,608 which included $808,000 in executive compensation, $1,438,090 in directors compensation, $21,866 in consulting fees, $227,221 in legal and accounting fees, $120,000 in investment banking services, $150,606 in other general and administrative fees, $5,068 in marketing fees, and $69,757 for travel expenses. Comparatively, during the same period in 2010, we incurred total expenses of $410,938 which included $79,000 in executive compensation, $22,500 in director compensation, $1,500 in consulting fees, $54,985 in legal and accounting fees, $200,000 in investment banking services, $15,175 in other general and administrative fees, and $37,778 for travel expenses. The Company’s expenses have increased as the Company has begun negotiating acquisitions, conducting due diligence and retaining staff.

For the Six Month Period Ended December 31, 2011 and December 31, 2010

During the six months ended December 31, 2011 we incurred total operating expenses of $4,958,748 which included $908,200 in executive compensation, $2,721,685 in directors compensation, $80,104 in consulting fees, $460,398 in legal and accounting fees, $428,653 in other general and administrative fees, $120,000 in investment banking services, $5,068 in marketing and $234,640 for travel expenses. Comparatively, during the same period in 2010, we incurred total expenses of $605,358 which included $198,500 in executive compensation, $22,500 in directors compensation $6,500 in consulting fees, $93,492 in legal and accounting fees, $200,000 in investment banking services, $10,000 in mining exploration, $15,739 in other general and administrative fees, and $58,627 for travel expenses. The Company’s expenses have increased as the Company has begun negotiating acquisitions, conducting due diligence and retaining staff.

Since Inception

Since the inception of the Company on July 27, 2000, we have incurred total operating expenses of $11,577,686 which included $3,006,775 in consulting fees, $4,739,960 in directors compensation, $1,282,200 in executive compensation, $378,560 in investment banking services, $1,077,045 in legal and accounting fees, $523,483 in other general and administrative fees, $91,148 in marketing, $24,588 in mining and exploration, and $454,109 for travel expenses.

Liquidity and Capital Resources

As of the date of this Report, we have yet to generate any revenues from our business operations. The Company has raised funds through the sale of equity and borrowing.  The Company will need to raise additional capital to commence operations.  The amount of capital required will be determined by the size and nature of the mining projects which the Company may commence in the future.  We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Any equity financing we may pursue will result in additional dilution to existing shareholders.

The Company will require significant additional funding in order to conduct proposed operations for the next year.  The amount of funding required will be determined by the number of acquisitions of mining properties the Company engages in during such time.

On September 7, 2011 (the “Closing Date”), pursuant to a securities purchase agreement, dated September 1, 2011, we completed the closing of a private placement offering of our securities (the “Offering”) for a total subscription proceeds of $1,000,004 through the issuance of 259,741 shares of the Company’s Common Stock at a purchase price of $3.85 per share (the “Shares”) to certain accredited investors (the “Investors”). In connection with the issuance of the Shares, the Investors received common stock purchase warrants to purchase up to 259,741 additional shares of our common stock (the “Warrants”). The initial exercise price of the Warrants is $4.15 per share, subject to adjustment therein, with a term of exercise equal to 5 years.  In connection with the Offering, we granted the Investors registration rights pursuant to a registration rights agreement, dated September 1, 2011 (the “Registration Rights Agreement”). We have filed a registration statement in order to register the Shares and the Warrant Shares. Pursuant to the terms of the Registration Rights Agreement, we are required to file a registration statement within 30 days following the date of the Securities Purchase Agreement and will cause the registration statement to be declared effective within 90 days of the date of the Securities Purchase Agreement (120 days in the event the SEC reviews the registration statement).  Net proceeds from the private placement have been used primarily to support our current exploration and development plans in Brazil together with our ongoing general corporate and working capital requirements.

On July 27, 2007 we completed our private placement.  We raised $82,432 by selling 8,243,200 shares of common stock at a price of $0.01 per share to twelve investors.  The proceeds of the offering have been used to sustain operations through the date of this Report.

On May 11, 2010, we entered into a stock purchase agreement with CRG Finance AG whereby CRG Finance AG purchased 700,000 shares of common stock at $0.01 per share for a total of $7,000.

On October 19, 2010, the Company entered into a Convertible Promissory Note with CRG Finance AG. CRG Finance AG has agreed to loan the Company an aggregate of up to One Million U.S. Dollars ($1,000,000) which may be drawn down by the Company in tranches at an interest rate of seven and one half percent (7.5%), calculated based on a year of 365 days and actual days elapsed. After the first anniversary thereof, the loan shall be due thirty (30) days after a demand is made by CRG Finance AG. In lieu of payment in cash, the CRG Finance AG may request that the Company repay any or all of the principal and/or interest in the form of restricted common stock of the Company at a price per share equal to eighty percent (80%) of the average closing price of the Company’s common stock over the thirty (30) days immediately preceding the closing of the planned acquisition of Rio Sao Pedro Mineracao LTDA (“RSPM”) or such other third-party assets or shares of a strategic acquisition company which may be acquired earlier than such RSPM closing. As of December 31, 2011, we have borrowed a total of 750,000 from CRG Finance AG.

As of December 31, 2011 we had current assets of $34,724 and current liabilities of $1,349,844.  As of December 31, 2011 we had total assets of $899,202 comprised entirely of cash, prepaid expenses, mining rights and property and equipment.

For the Six Month Period Ended December 31, 2011 and December 31, 2010

During the six months ended December 31, 2011 we spent net cash of $1,320,396 in operating activities, compared to net cash spending of $256,867 on operating activities during the same period in 2010. Since the Company’s inception, we have spent net cash of $3,165,963 in operations.

Cash used in investing activities totaled $610,837 for the six months ended December 31, 2011 compared to net cash used in investing activities of $-0- during the same period in 2010.  Since the Company’s inception, the cash used in investing activities has totaled $864,478.

Cash provided by financing activities totaled $909,584 for the six months ended December 31, 2011 compared to net cash provided by financing activities of $255,064 during the same period in 2010.  Since the Company’s inception, the cash provided by financing activities has totaled $3,894,770.

Employees and Directors

As of the date of this Report, we have four employees.  Mr. Urmas Turu is a member of our Board of Directors and the Interim Chief Executive Officer of the Company.   Mr. Luciano de Freitas Borges is a member of our Board and our President, and we have two additional employees in Brazil.  Mr. Gabriel Margent serves on the Company’s Board of Directors.  On November 22, 2011, Mr. Leonardo Riera resigned as the Company’s Chief Executive Officer and as a member of the Company’s Board.  A complete description of Mr. Riera’s terms of resignation and severance arrangements are contained in the Current Report on Form 8-K filed by the Company on November 28, 2011, the contents of which are incorporated herein by reference thereto. Subsequent to the period covered by this Report, On January 5, 2012, Mr. Luis Feliu, the Chief Financial Officer of the Company resigned from his position as an officer of the Company.  Mr. Urmas Turu was subsequently appointed by the Board to serve as Interim Chief Financial Officer in addition to his service as Interim Chief Executive Officer.

Research and Development

The Company anticipates spending approximately $12 million on mining exploration in the fiscal year ending June 30, 2012 for the Gold Hills project, and additional funds in amounts to be determined by the number of mining projects acquired by the Company.

Recent accounting pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

Off Balance Sheet Arrangements

As of December 31, 2011, we did not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

ITEM 3.                QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK.

Not Applicable.

ITEM 4.                CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as such term is defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”), that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms, and that such information is accumulated and communicated to our management, including our Principal Executive Officer and Principal Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. As of the end of the period covered by this Report, the Company carried out, under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures in ensuring that information required to be disclosed by the Company in its reports is recorded, processed, summarized and reported within the required time periods. Based on their evaluation of the Company’s disclosure controls and procedures as of December 31, 2011, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that, as of that date, the Company’s controls and procedures were not effective for the purposes described above.

Changes in Internal Control over Financial Reporting

There was no change in the Company’s internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934) during the quarter ended December 31, 2011 that has materially affected or is reasonably likely to materially affect the Company’s internal control over financial reporting.

PART II.               OTHER INFORMATION

ITEM 1.                LEGAL PROCEEDINGS.

As previously disclosed in the Company’s periodic reports, on May 10, 2011, we filed a Complaint with the Supreme Court of the State of New York.  The action pertains to disputed rights of ownership among certain shareholders of the Company. As of as of the date of this Report, the defendants have not made any counterclaims against the Company and no hearings have taken place.

ITEM 1A.          RISK FACTORS.

Not Applicable.

ITEM 2.             UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

Not Applicable.

ITEM 3.             DEFAULTS UPON SENIOR SECURITIES.

Not Applicable.

ITEM 4.             MINE SAFETY DISCLOSURES

This item is not applicable, as the Company does not own or operate mining operations in the United States.  The Company plans to conduct its operations outside of the United States.

ITEM 5.             OTHER INFORMATION.

Not Applicable.

ITEM 6.     EXHIBITS.

The following documents are included herein:

Exhibit No.	Document Description

Exhibit 10.18

Separation Agreement, by and between the Company and Leonardo Riera, dated November 22, 2011, incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 28, 2011.

Exhibit 31.1	Certification of the Principal Executive Officer and Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

Exhibit 32.1	Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 for the Chief Executive Officer and Chief Financial Officer.

Exhibit 101	Interactive Data Files

101.INS – XBRL Instance Document
101.SCH - XBRL Taxonomy Schema
101.CAL - XBRL Taxonomy Calculation Linkbase
101.DEF - XBRL Taxonomy Definition Linkbase
101.LAB - XBRL Taxonomy Label Linkbase
101.PRE - XBRL Taxonomy Presentation Linkbase

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARDENT MINES LIMITED
(Registrant)

	By:	/s/ URMAS TURU
Name: Urmas Turu
Title: Interim Chief Executive Officer, Principal Executive Officer, Interim Chief Financial Officer, Principal Financial Officer and Director
Dated: February 21, 2012